Exhibit 99.1

AptarGroup Grows Revenue and Earnings Per Share on a Comparable Basis

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 28, 2016--AptarGroup, Inc. (NYSE:ATR) today announced first quarter core sales and earnings per share growth on a comparable basis.

Summary

  Core sales(1), which exclude currency translation effects and the impact of the recent Mega Airless acquisition, rose 2% despite a negative impact of 2% from decreased custom tooling sales and the passing through of lower resin costs
  Reported sales declined 1% primarily due to negative currency translation effects of 4%
  Comparable adjusted earnings per share(1) rose 3% over the prior year and were in-line with previous guidance
  2016 comparable adjusted earnings per share, which excluded the effects of the Mega Airless acquisition and certain non-recurring tax benefits, were $0.71 compared to currency-adjusted earnings per share of $0.69 in the prior year
  Reported earnings per share were $0.67 compared to $0.70 in the prior year
  Strong operating margins across each business segment drove adjusted EBITDA(1) margin to 19%, an improvement from 18% in the prior year
  Acquisition of Mega Airless, which broadens Aptar’s airless portfolio, closed on February 29, 2016

(1) See “Presentation of Non-GAAP Information” and accompanying tables for further information.

First Quarter Results

For the quarter ended March 31, 2016, reported sales decreased 1% to $582 million from $590 million a year ago. Core sales, which exclude the negative impact from changes in currency exchange rates and any contribution from the Mega Airless acquisition, increased by 2%.

First Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	(1%)	5%	7%	2%
Acquisitions	2%	--	--	1%
Currency Effects (1)	(6%)	(3%)	(3%)	(4%)
Total Reported Sales Growth	(5%)	2%	4%	(1%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “The diversity of our business continues to be a key strength. Despite some lingering softness in certain markets, decreased tooling sales, and the passing through of lower resin costs, we achieved core sales growth excluding currency translation effects and before including any results of the recently acquired Mega Airless business. We continued to leverage our robust product portfolio to help our customers bring new products to market across each segment. We also performed well operationally with a focus on efficiencies and cost containment, and grew adjusted earnings per share and expanded our adjusted EBITDA margin over the prior year.”

AptarGroup reported earnings per share of $0.67 compared to $0.70 per share a year ago. First quarter 2016 earnings per share include the negative impact of costs to complete the Mega Airless acquisition, which totaled approximately $0.06 per share, and a net loss from Mega Airless of approximately $0.02 per share that was due to the negative impact of certain non-recurring purchase accounting adjustments related to inventory. In addition, first quarter 2016 earnings were positively affected by unusual tax items which totaled approximately $0.04 per share. Excluding the foregoing items, adjusted earnings per share for the first quarter of 2016 totaled $0.71 per share and this compares to $0.69 per share in the prior year after neutralizing foreign currency exchange rate effects.

Outlook

Commenting on AptarGroup’s outlook, Hagge said, “Looking to the second quarter, our project dialog with customers remains at a good level and I am optimistic that we will continue to grow our business. Even though we will be comparing to strong results from the prior year, we expect continued core sales growth from our Pharma and Food + Beverage segments. Our Beauty + Home segment, which has struggled to achieve top line growth the past year, is also expected to grow core sales over the prior year excluding any positive impact from the Mega Airless acquisition. Additionally, we will continue our diligent focus on cost containment as we invest in growth opportunities.”

AptarGroup expects earnings per share for the second quarter to be in the range of $0.87-$0.92 including approximately $0.02 per share of positive contribution from the Mega Airless acquisition. This range compares to $0.81 per share in the prior year after excluding approximately $0.08 per share of income recorded in the second quarter of 2015 related to a change in inventory valuation methods and after prior year earnings per share have been adjusted to reflect comparable foreign currency exchange rates. Prior year second quarter reported earnings per share were $0.90.

Cash Dividend

As previously reported, the Board of Directors declared a quarterly cash dividend of $0.30 per share. The payment date is May 18, 2016, to stockholders of record as of April 27, 2016.

Open Conference Call

There will be a conference call on Friday, April 29, 2016 at 8:00 a.m. Central Time to discuss AptarGroup’s first quarter results for 2016. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including adjusted earnings per share, adjusted EBIT and adjusted EBITDA, which exclude the impact of costs related to the recently closed Mega Airless acquisition, results of operations of Mega Airless that include purchase accounting adjustments, and unusual items included in the provision for income taxes (primarily a significant tax refund) that were recorded in the first quarter of 2016, and income from a change in the method of valuing inventory (from LIFO to FIFO) that was recorded in the second quarter of 2015. Comparable core sales and adjusted earnings per share also exclude the impact of foreign currency translation effects. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. AptarGroup's management believes it is useful to present these non-GAAP financial measures because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect AptarGroup’s core operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure is included in the accompanying tables.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including but not limited to, the ability to integrate the acquired Mega Airless business; economic conditions worldwide including potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended
	March 31,
	2016	2015

Net Sales	$582,338	$589,811
Cost of Sales (exclusive of depreciation and amortization shown below)	374,203	385,979
Selling, Research & Development and Administrative	103,015	96,187
Depreciation and Amortization	35,887	34,060
Operating Income	69,233	73,585
Other Income/(Expense):
Interest Expense	(8,591)	(7,303)
Interest Income	584	1,731
Equity in results of affiliates	(121)	(119)
Miscellaneous, net	(1,260)	(199)
Income before Income Taxes	59,845	67,695
Provision for Income Taxes	15,979	22,596
Net Income	$43,866	$45,099

Net (Income)/Loss Attributable to Noncontrolling Interests	(3)	72
Net Income Attributable to AptarGroup, Inc.	$43,863	$45,171
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.70	$0.73
Diluted	$0.67	$0.70

Average Numbers of Shares Outstanding:
Basic	62,722	62,292
Diluted	65,063	64,494

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
ASSETS

Cash and Equivalents	$385,972	$489,901
Short-term Investments	-	29,816
Total Cash and Equivalents, and Short-term Investments	385,972	519,717
Receivables, net	483,850	391,571
Inventories	315,199	294,912
Other Current Assets	86,074	88,794
Total Current Assets	1,271,095	1,294,994
Net Property, Plant and Equipment	832,556	765,383
Goodwill, net	432,597	310,240
Other Assets	142,785	66,428
Total Assets	$2,679,033	$2,437,045

LIABILITIES AND EQUITY

Short-Term Obligations	$133,998	$56,967
Accounts Payable and Accrued Liabilities	388,768	354,928
Total Current Liabilities	522,766	411,895
Long-Term Obligations	773,182	760,848
Deferred Liabilities	115,431	114,596
Total Liabilities	1,411,379	1,287,339

AptarGroup, Inc. Stockholders' Equity	1,267,355	1,149,411
Noncontrolling Interests in Subsidiaries	299	295
Total Equity	1,267,654	1,149,706

Total Liabilities and Equity	$2,679,033	$2,437,045

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Three Months Ended
	March 31, 2016

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$582,338	314,336	183,135	84,867	-	-

Reported net income	$43,866
Reported income taxes	15,979
Reported income before income taxes	59,845	23,528	53,236	9,283	(18,195)	(8,007)
Adjustments:
Costs associated with Mega Airless acquisition	5,640				5,640
Non-recurring purchase accounting adjustments	2,577	2,151	426
Adjusted earnings before income taxes	68,062	25,679	53,662	9,283	(12,555)	(8,007)
Interest expense	8,591					8,591
Interest income	(584)					(584)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	76,069	25,679	53,662	9,283	(12,555)	-
Depreciation and amortization	35,887	19,258	9,257	5,824	1,548	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$111,956	$44,937	$62,919	$15,107	$(11,007)	$-

Segment income margins including non-recurring purchase accounting adjustments		7.5%	29.1%	10.9%
Segment income margins excluding non-recurring purchase accounting adjustments		8.2%	29.3%	10.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.2%	14.3%	34.4%	17.8%

	Three Months Ended
	March 31, 2015

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$589,811	329,414	178,669	81,728	-	-

Reported net income	$45,099
Reported income taxes	22,596
Reported income before income taxes	67,695	23,375	52,001	9,050	(11,159)	(5,572)
Adjustments:
None

Adjusted earnings before income taxes	67,695	23,375	52,001	9,050	(11,159)	(5,572)
Interest expense	7,303					7,303
Interest income	(1,731)					(1,731)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	73,267	23,375	52,001	9,050	(11,159)	-
Depreciation and amortization	34,060	19,028	8,773	5,131	1,128	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$107,327	$42,403	$60,774	$14,181	$(10,031)	$-

Segment income margins		7.1%	29.1%	11.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.2%	12.9%	34.0%	17.4%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.67	$0.70

Adjustments:
Net effect of items included in the Provision for Income Taxes (1)	(0.04)
Cost related to the Mega Airless acquisition (2)	0.06
Mega Airless reported loss (including purchase accounting adjustments) (2)	0.02
Foreign currency effects (2)(3)		(0.01)
Adjusted Earnings Per Diluted Share	$0.71	$0.69

(1) Items included in the Provision for Income Taxes primarily reflect the effect of a French income tax refund.

(2) Tax effects of the after-tax adjustments noted above are as follows:

	Three Months Ended
	March 31,
	2016	2015
Cost related to the Mega Airless acquisition	$0.02
Mega Airless reported loss (including purchase accounting adjustments)	$0.01
Foreign currency effects		$-

(3) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using current period exchange rates.

	Three Months Ended
	June 30,
	Expected 2016	2015

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.87 - $ 0.92	$0.90

Adjustments:
Change in inventory valuation methods (from LIFO to FIFO) (4)		(0.08)
Foreign currency effects (4)(5)		(0.01)
Adjusted Earnings Per Diluted Share	$0.87 - $ 0.92	$0.81

(4) Tax effects of the after-tax adjustments noted above are as follows:

	Three Months Ended
	June 30,
		2015
Change in inventory valuation methods (from LIFO to FIFO)		$(0.04)
Foreign currency effects		$-

(5) - Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of March 31, 2016.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424